EXHIBIT 5.1

Two World Financial Center
New York, NY 10281-1008
212.768.6700
212.768.6800 fax
www.sonnenschein.com

February 5, 2009

State Bancorp, Inc.
Two Jericho Plaza
Jericho, NY 11753

Re:  Additional Shares Registered under State Bancorp, Inc. Amended and Restated Dividend Reinvestment and Stock Purchase Plan No. 2

Ladies and Gentlemen:

We have acted as special counsel for State Bancorp, Inc., a New York corporation (the “Corporation”), in connection with the amendment of the Corporation’s Amended and Restated Dividend Reinvestment and Stock Purchase Plan No. 2 (the “Plan”) and the preparation and filing by the Corporation with the Securities and Exchange Commission of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (“Securities Act”), for the issuance from time-to-time of an additional 2,000,000 shares of its common stock, par value $5.00 per share (the “Additional Shares”),  pursuant to the Plan.  The Corporation had originally registered 1,000,000 shares of the Corporation’s common stock, par value $5.00 per share, pursuant to an amended registration statement on Form S-3/A on June 30, 2000 in connection with the Dividend Reinvestment and Stock Purchase Plan No. 2 (SEC File No. 333-40424) and, as of the date hereof, 65,541 of such shares remain available.  In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the State of New York.

We are delivering this opinion at the Corporation’s request in accordance with the requirements of Item 601(b)(5) of Regulation S-K, promulgated under the Securities Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, and we have examined such matters of law, as we have deemed necessary or advisable for purposes of this opinion.  As to matters of fact, we have examined and relied upon the Plan described above and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

Based on the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Additional Shares have been duly authorized and, when issued as contemplated in the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of “doing business” or securities or “blue-sky” laws of any jurisdiction (except federal securities law).

This opinion is given solely for the benefit of the Corporation and purchasers of Additional Shares under the Plan, and no other person or entity is entitled to rely hereon without our express written consent.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ SONNENSCHEIN NATH & ROSENTHAL LLP